Exhibit 16.1

KPMG LLP
Suite 1000
1000 Walnut Street
Kansas City, MO 64106-2162

May 17, 2016

Securities and Exchange Commission Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Hooper Holmes, Inc. and subsidiaries (the Company) and, under the date of March 30, 2016, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2015 and 2014. On May 11, 2016, we were notified that the Company was engaging Mayer Hoffman McCann P.C. as its principal accountant for the year ending December 31, 2016 and the auditor/client relationship with KPMG ceased on May 13, 2016 upon completion of the interim review of the Company's consolidated financial information as of and for the three months ended March 31, 2016. We have read the Company's statements included under Item 4.01 of its Form 8-K dated May 17, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement set forth in the second sentence under Item 4.0l (b) Engagement of New Independent Accounting Firm.

Very truly yours,

KPMG LLP is a limited liability Delaware partnership, the U.S. member firm of KPMG International Cooperative ("KPMG International"), a Swiss entity.